EXHIBIT 10.1

PROMISSORY NOTE

April 26, 2005

Jersey City, New Jersey	$15,000,000

FOR VALUE RECEIVED, the undersigned, CANARGO ENERGY CORPORATION, a Delaware corporation (the “Company”), promises to pay CORNELL CAPITAL PARTNERS, LP (the “Holder”) at 101 Hudson Street, Suite 3700, Jersey City, New Jersey 07302 or other address as the Holder shall specify in writing, the principal sum of Fifteen Million (U.S.) Dollars ($15,000,000.00) and will be payable pursuant to the following terms:

     1. Amount of Note. The face amount of this Promissory Note (this “Note”) and interest at the rate of seven and one-half percent (7.5%) per annum shall be payable either out of the net proceeds to be received by the Company under that certain Standby Equity Distribution Agreement (the “Standby Equity Distribution Agreement”) dated February 11, 2004 between the Company and the Holder, or the Company shall pay all amounts due under this Note in full in cash within two hundred seventy (270) calendar days of the date hereof, regardless of the availability of proceeds under the Standby Equity Distribution Agreement unless an extension is mutually agreed to by the parties in writing. The Company agrees to escrow twenty-five (25) requests for advances under the Standby Equity Distribution Agreement each in an amount not less than Six Hundred Thousand Dollars ($600,000) and one (1) request for advance under the Standby Equity Distribution Agreement in an amount not less than Two Hundred Ninety-Two Thousand Eight Hundred Eight Dollars and Twenty-Two Cents (292,808.22) (individually referred to as “Advance Notice” collectively referred to “Advance Notices”) as well as sixteen million nine hundred and thirty eight thousand five hundred and fifty eight (16,938,558) shares of the Company’s Common Stock as required under Section 2.2(c) of the Standby Equity Distribution Agreement (the “Escrowed Shares”). In the event that during the life of this Note the total proceeds received by the Holder following the sale of all of the Escrowed Shares are insufficient to repay all amounts due hereunder the Company shall at its sole option either (i) pay any outstanding amounts due hereunder in cash within 270 calendar days of the date hereof; or (ii) call and hold a shareholders meeting for the purpose of approving the issuance of such number of shares of the Company’s Common Stock the proceeds of which shall be sufficient to repay all amounts due hereunder to be delivered into escrow pursuant to the irrevocable transfer agent instructions dated the date hereof (the “Irrevocable Transfer Agent Instructions”). In the event that the Company elects to repay such balance by the issue of shares of the Company’s Common Stock pursuant to option (ii) of the preceding sentence and such shareholder consent has not been obtained within two hundred and seventy (270) calendar days of the date hereof, the Holder and the Company hereby mutually agree to extend the term of the Note by a period of forty (40) calendar days to three hundred and ten (310) calendar days from the date hereof for the purpose of obtaining such consent. In the event that such consent is not obtained by the Company by the three hundred tenth (310th) day from the date hereof all amounts due hereunder plus outstanding and accrued interest shall be due and payable on such three hundred and tenth

(310th) day from the date hereof. The Advance Notices and the shares of the Company’s Common Stock will be held in escrow by David Gonzalez, Esq., who shall release such requests to the Holder every seven (7) calendar days commencing on May 2, 2005; provided that the Company has not previously made a payment to Holder in immediately available funds in an amount of Six Hundred Thousand Dollars ($600,000) or even a multiple thereof in place of a relevant Advance Notice. Any such cash payment by the Company shall require twenty-four (24) hours prior written notice from the date of the relevant Advance Notice to the Holder (“Redemption Notice”), and shall require that such payment be received within twenty fours (24) hours of such Redemption Notice. In such event Cornell shall release from escrow an equivalent number of Advance Notices after provision is made, as outlined in the Letter Agreement between the Company and the Holder dated the date hereto, for the payment of any outstanding principal or outstanding and accrued interest to be paid at the maturity date of this Note. In the event that such payment is not received within twenty fours (24) hours of such Redemption Notice the relevant Advance Notice shall be released to the Holder.

The Holder shall retain and apply the net proceeds of each advance (after deducting any fees owed to the Holder under the terms of the Standby Equity Distribution Agreement) to the outstanding balance of this Note as existing from time to time. Interest shall be payable upon the due date of this Note. If this Note is not paid in full when due, the outstanding principal owed hereunder shall be due and payable in full together with interest thereon at the rate of fourteen percent (14%) per annum or the highest permitted by applicable law, if lower, from the due date until payment. During the term of this Note the Company shall have the option to repay the amounts due hereunder in immediately available funds and withdraw any Advance Notices yet to be effected.

2. Waiver and Consent. To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Note.

3. Costs, Indemnities and Expenses. In the event of default as described herein, the Company agrees to pay all reasonable fees and costs incurred by the Holder in collecting or securing or attempting to collect or secure this Note, including reasonable attorneys’ fees and expenses, whether or not involving litigation, collecting upon any judgments and/or appellate or bankruptcy proceedings. The Company agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Note or any payment made in respect of this Note incurred by the Company, and the Company agrees to indemnify and hold the Holder harmless from and against any liability, costs, attorneys’ fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

4. Event of Default. Upon an Event of Default (as defined below), the entire principal balance and accrued interest outstanding under this Note, and all other obligations of the Company under this Note, shall be immediately due and payable without any action on the part of the Holder, and the Holder shall be entitled to seek and institute any and all remedies available to it. No remedy conferred under this Note upon the Holder is intended to be exclusive of any other remedy available to the Holder, pursuant to the terms of this Note or otherwise. No single or partial exercise by the Holder of any right, power or remedy hereunder shall preclude any other or further exercise thereof. The failure of the Holder to exercise any right or remedy under this Note or otherwise, or delay in exercising such right or remedy, shall not operate as a waiver thereof. An “Event of Default” shall be deemed to have occurred upon the occurrence of any of the following: (i) the Company should fail for any reason or for no reason to make payment of the outstanding principal balance plus accrued interest pursuant to this Note within the time prescribed herein; or (ii) the Company fails to satisfy any other obligation or requirement of the Company under this Note and/or the Irrevocable Transfer Agent Instructions; or (iii) any proceedings under any bankruptcy laws of the United States of America or under any insolvency, not disclosed to the Holder, reorganization, receivership, readjustment of debt, dissolution, liquidation or any similar law or statute of any jurisdiction now or hereinafter in effect (whether in law or at equity) is filed against the Company or for all or any part of its property.

5. Maximum Interest Rate. In no event shall any agreed to or actual interest charged, reserved or taken by the Holder as consideration for this Note exceed the limits imposed by New Jersey law. In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Holder in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon the Holder’s receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

6. Cancellation of Note. Upon the repayment by the Company of all of its obligations hereunder to the Holder, including, without limitation, the face amount of this Note, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full. Upon such cancellation, all Advance Notices and Escrow Shares then held in escrow shall be immediately released from escrow and such Advance Notices returned to the Company unexercised, such Escrow Shares shall be cancelled and returned to the status of authorized but unissued shares and written notice shall be issued the Company’s Registrar and Transfer Agent canceling the Irrevocable Transfer Agent Instructions issued by the Company of even date herewith. Except as otherwise required by law or by the provisions of this Note, payments received by the Holder hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Note, and next in reduction of the outstanding principal balance of this Note.

7. Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

8. Amendment and Waiver. This Note may be amended, or any provision of this Note may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto. The waiver by any such party hereto of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach.

9. Successors. Except as otherwise provided herein, this Note shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns.

10. Assignment. This Note shall not be directly or indirectly assignable or delegable by the Company or the Holder without the prior written consent of the other not to be unreasonable withheld or delayed.

11. No Strict Construction. The language used in this Note will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

12. Further Assurances. Each party hereto will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.

13. Notices, Consents, etc. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Company:	CanArgo Energy Corporation

PO Box 291
St. Peter Port
Guernsey, British Isles GY1 3RR
	Attention:	Vincent McDonnell
Director & Chief Financial Officer
	Telephone:	011-44-1481-729-980

	Facsimile:	011-44-1481-729-982

With Copy to:	McGrigors
Pacific House
70 Wellington Street
	Glasgow, United Kingdom	G2 6SB
	Attention:	Paul Davidson
	Telephone:	011-44-141-248-6677
	Facsimile:	011-44-141-204-1351

If to the Holder:	Cornell Capital Partners, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
	Attention:	Mark A. Angelo
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

14. Remedies, Other Obligations, Breaches and Injunctive Relief. The Holder’s remedies provided in this Note shall be cumulative and in addition to all other remedies available to the Holder under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Holder contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. Every right and remedy of the Holder under any document executed in connection with this transaction may be exercised from time to time and as often as may be deemed expedient by the Holder. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, and specific performance without the necessity of showing economic loss and without any bond or other security being required.

15. Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New Jersey. Each party hereby irrevocably submits to the exclusive jurisdiction of the Superior Court of the State of New Jersey sitting in Hudson County, New Jersey and the United States Federal District Court for the District of New Jersey sitting in Newark, New Jersey, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

16. No Inconsistent Agreements. None of the parties hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the parties in this Note.

17. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Note and their respective permitted successor and assigns, any rights or remedies under or by reason of this Note.

18. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THE HOLDER TO LOAN TO THE COMPANY THE MONIES HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

19. Entire Agreement. This Note (including the recitals hereto) and the Irrevocable Transfer Agent Instructions set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

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IN WITNESS WHEREOF, this Note is executed by the undersigned as of the date hereof.

CANARGO ENERGY CORPORATION
By:
Name:	Vincent McDonnell
Title:	Director and Chief Financial Officer

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